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Final Transcript

Conference Call Transcript DENN - Q1 2010 Denny's Corporation Earnings Conference Call Event Date/Time: May 10, 2010 / 09:00PM GMT

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CORPORATE PARTICIPANTS

 Enrique Mayor-Mora
 Denny's Corporation - IR

 Nelson Marchioli
 Denny's Corporation - CEO & President

 Mark Wolfinger
 Denny's Corporation - CFO & CAO

 Deborah Smithart-Oglesby
 Denny's Corporation - Chairman of the Board

CONFERENCE CALL PARTICIPANTS

 Mark Smith
 Feltl & Co - Analyst

 Steve Anderson
 MKM Partners - Analyst

 Michael Gallo
 CL King & Associates - Analyst

 Mark Argento
Analyst

 Nicole Miller
Analyst

 PRESENTATION

Operator

 Good afternoon, my name is Dawn, and I'll be your conference operator today. At this time, I would like to welcome everyone to the first quarter's 2010 earnings release conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. Please limit yourself to one question and a follow-up question. (Operator Instructions). Thank you.

Mr. Enrique Mayor-Mora, Vice President of Investor Relations, you may begin your conference, sir.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Thank you, Dawn. Good afternoon, and thank you for joining us for Denny's first quarter 2010 investor conference call. This call is being broadcast simultaneously over the Internet.

With me today from management are Nelson Marchioli, Denny's President and Chief Executive Officer, Mark Wolfinger, Denny's Executive Vice President, Chief Administrative Officer and Chief Financial Officer, as well as Deborah Smithart-Oglesby, Denny's Board Chair. Nelson will begin today's call with an overview of our business and strategic initiatives. After that, Mark will provide a financial review of our first quarter results. Deborah will conclude the call with remarks related to our proxy contest.

As a reminder, the 10-Q will be filed today.

Before we begin, let me remind you that in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act 1995, the Company knows that certain matters to be discussed by members of management during this call may constitute forward-looking statements. Management urges caution in considering its current trends and any outlook on earnings provided on this call. Such statements are subject to risk, uncertainties and other factors that may cause the actual performance of Denny's to be materially different from the performance indicated or implied by such statements. Such risks and factors are set forth in the Company's annual report on Form 10-K for the year ended December 30, 2009, and then any subsequent quarterly report on form 10-Q.

With that, I'll now turn the call over to Nelson Marchioli, Denny's CEO and President.

 Nelson Marchioli - Denny's Corporation - CEO & President

 Thank you, Enrique, and good afternoon, everyone. In the first quarter, we had two major accomplishments that we expect will accelerate sales growth and improve long-term profitability. First, during the first quarter, we completed the testing of our $2/$4/$6 and $8 every day value menu, and our test results demonstrated a strong impact on guest traffic trends. In the 320 system units and six DMAs where we tested the menu, we saw a positive five percentage point improvement in guest count trend, with only a 2.5% decline in guest check average. We were pleased to see these results, and believe they reflect guest acceptance of every day value at Denny's.

While this wasn't in place long enough to impact first quarter same-store sales, it resonated with consumers in the test markets, and based on those strong results, we have rolled it out system wide in the second quarter. The entire Denny's system is very excited about this program and its potential impact on our future sales growth. In fact, over 95% of our franchise community voted to roll this value menu.

Second, we were chosen as the full service restaurant operator of choice by Pilot for up to 140 Flying J travel centers. We expect to start converting these locations into Denny's in the second quarter pending final FTC approval of The Pilot Travel Center and Flying J merger. We believe this opportunity will further spur unit growth through the entire system. Once complete, Travel Centers will make up at least 10% of our system.

In addition, we continue to benefit from our migration to a more heavily franchised business model. Despite the backdrop of a challenging sales environment, we have continued to drive improvements and profitability, free cash flow and restaurant unit growth. We also continued, in the first quarter, to further rationalize our operating costs and G&A, and improve our operating margins all while reducing our debt levels and leverage ratio.

First quarter sales (inaudible) the back half of 2009 and to the mid-scale segment. We also anticipate that sales will build throughout the year as our guests, who have been particularly impacted by the economy and among the slowest to emerge, begin to return from the challenging, albeit seemingly improving economic environment.

Our renewed focus on every day value, new product innovation through LTOs, and the greater weight placed on national and local media is expected to drive sales for the balance of the year. This improvement in trend is implied in our full year guidance. Since the $2/$4/$6 and $8 every day value menu rolled on April 3 with ads during the NCAA final four tournament, results have behaved similarly to those in the test markets.

Key learnings have been, first, the program builds over time. The markets that rolled out the program during the test have outperformed the markets that rolled it out in April. Second, certain markets are slower to build guests than others. Specifically, since April, our northern California markets have been slower to embrace the value menu. Accordingly, we are diving into these markets to learn how to optimize the program.

In an effort to broaden our customer base and drive traffic, we began advertising with AARP in late March of this year. In conjunction with the advertising program, we're currently offering AARP members a 20% discount between 4:00 PM and 10:00 PM daily, and $1 coffee all day at participating restaurants nationwide.

With the positive initial response we've seen to these offers, we are excited to have signed a multi-year agreement with AARP to provide continuing discounts to its members. The relationship will enable Denny's to promote these ongoing offers to millions of AARP members, and leverage AARPs brand equity as an organization that enhances its members lives as they mature and age. We anticipate this relationship will augment our efforts to drive increased frequency of visitors among 50-plus consumers, who currently comprise 40% of total Denny's guests. Officially, the relationship will launch on June 1.

In respect to our Super Bowl Grand Slam give away event this year, our objective was to reinforce the tremendous brand building benefit we experienced from last year's event. And second, to increase the stickiness of Denny's with the consumer. From a sales perspective, this year's event drew in 7% more guests than last year, and delivered even more public relations outreach than last year. We had over 4,900 TV and radio airings, and appeared in over 500 newspapers.

We are also focused on growing the brand by expanding on our traditional footprint, as well as other points of distribution that have been in development for several years. Here are the results that we're excited to be able to share. In the first quarter, we opened ten units, and grew the net system by eight. Four of these ten units were Company openings in Flying J Travel Center sites.

Since these openings, sales have met our expectations and trended at over $30,000 a week on a pace to perform at approximately the system's average unit volume. This is particularly attractive since the Travel Centers have yet to convert to Pilot contract trucking business. The level of initial investment is around $550,000, with higher than average unit level margins. As mentioned, we anticipate converting up to 140 of these Flying J sites in less than a 12-month period, pending FTC approval of the Pilot, Flying J merger.

We also opened our first fresh express site on a university campus. This is a test of our new concept with emphasis on value, Denny's great products, and grab and go. This site is located on the campus of Cal State, San Bernardino, with Sodexo, a great partner and licensee. The site is meeting sales expectations, and we anticipate that this channel will represent a strong avenue of growth for the brand this year and beyond.

On the international front, we also recently signed a deal in Central America with a franchisee to open eight units in four countries. This is the first step in our ambitious effort to grow our business internationally using local partners. We anticipate signing two more international market deals by the end of this year.

We are committed to growing the Denny's brand and believe that we're executing towards this goal. Our ability to grow the brand sales and unit count will be largely driven by the health of our relationship with our franchisees. We believe that we have made tremendous strides over the past six months in our relationship with our franchisees, as echoed by the Denny's Franchisee Association. We are working together through the brand building committees in operations, development and marketing, and by actively engaging and collaborating with our franchisees in our decision-making processes. Together, we will grow this iconic brand.

I'll now turn the call over to Mark Wolfinger, Denny's CFO and CAO.

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 Thank you, Nelson, and good afternoon, everyone. Our first quarter can be summarized as follows. The continuation of Denny's growth in profitability, free cash flow, return on assets, margin rates, new unit development and net system unit expansion. In addition, we continue to lower our operating expenses, including G&A and our debt levels and debt ratios. While the quarter was also characterized by negative but improving same-store sales, we did outperform consensus EPS by $0.01, delivering $0.05 per share.

I will start my comments with a review of our first quarter sales performance. Same-store sales at Company restaurants decreased 5.5%, and decreased 6.3% at our franchise restaurants. Looking at the details for Company sales performance, a 5.6% decline in guest counts was partially offset by a one tenth of a point increase in average guest check. Weather negatively impacted comparable sales by approximately 90 basis points, this was partially offset by a positive 40 basis point impact to sales from the Easter spring break shift.

Denny's guest counts continue to be most negatively impacted in California. Guest counts, while showing an improvement to trend, still remain negative in other key states including Arizona, Florida and Texas. The slight increase in guest check was attributable to pricing actions taken in 2009 to help counter balance commodity and labor cost pressures. Largely offsetting the increased pricing was the impact of a stronger value oriented menu mix, as well as an increase in discounts compared with the prior year period.

The decline in total Company restaurant sales in the first quarter largely reflects the continuing impact of our franchise growth initiative, or FGI, as sales decreased $27.8 million or 20%, due to 63 fewer equivalent Company restaurants compared with the same period last year.

I will now turn to the quarterly operating margin table in our press release. The increase of 1.9 percentage points in the first quarter for our Company operated units was driven in part by lower restaurant management incentive compensation, labor efficiency gains in Company operated units, lower utility rates and the selling of lower margin units through FGI. These were partially offset primarily by the deleverage driven by negative same-store sales.

Product costs for the first quarter were flat at 23.8% of sales, primarily due to the impact of a slightly higher average guest check and flat commodity costs, partially offset by a higher mix of value priced menu items.

Payroll and benefit cost decreased 1.6 percentage points to 41% of sales, primarily due to lower restaurant management incentive compensation. Selling lower performing units through FGI and efficiency improvements in management and crew staffing levels, also benefited payroll margin but were offset by the deleveraging effect of lower sales.

Occupancy expense increased two tenths of a percentage point to 6.9% of sales, primarily due to the deleveraging effect of lower sales. Utility costs decreased eight tenths of a point to 4.3%. Denny's is benefiting from natural gas and electric rates that have fallen considerably from the levels seen in 2008 and early 2009, as well as from the recognition of $600,000 in losses on natural gas contracts during the prior year quarter.

Repairs and maintenance expense decreased a tenth of a point to 1.8%, due to a reduction in unit level spending. Marketing expenses increased 0.5 percentage points to 4% of sales, in part due to a corporate investment in Super Bowl media. Overall for the Super Bowl campaign, Denny's incurred direct costs of $8.5 million in 2010 versus $6 million in 2009. The difference was the three commercials we ran versus one last year. From a sales standpoint, we were able to maintain the post event increase in traffic we saw last year. At this point, we have met the goals we set out to accomplish with the Super Bowl promotion, and currently do not anticipate repeating the event.

Legal settlements decreased two tenths of a point due to minimal new case development in the first quarter.

In summary, the gross profit from our Company operations decreased $1.2 million on a sales decline of $27.8 million. For the first quarter of 2010, Denny's reported franchise and license revenue of $29.8 million compared with $30.2 million in the prior year quarter. The decrease in franchise revenue was driven by a $1.2 million decrease in franchise fee revenue as there were no FGI transactions in the first quarter as compared to 30 in the prior year quarter. This was offset by a $700,000 increase in occupancy revenue, and a $100,000 increase in royalty revenue. The increase from an additional 79 equivalent franchise restaurants compared with the prior year period was offset by the negative same-store sales.

Franchise operating margin decreased $1.5 million to $17.4 million in the first quarter. This decrease was primarily driven by a decrease of $1.2 million in franchise fee revenue, and an increase of $500,000 in Super Bowl related costs.

Franchise operating margin as a percentage of franchise and license revenues was 58.5%, a decrease of 4.1 percentage points compared with the same quarter last year. The franchise margin decrease was primarily due to the $1.2 million decrease in FGI related franchise fees and higher Super Bowl related costs, offset by higher contribution of higher margin royalty revenue generated through FGI.

The franchise side of our business contributed 54% of the gross profit, which is $2.8 million more than our Company restaurants. This income shift allows us to reduce the risk and increase the predictability of our earnings.

General and administrative expenses for the first quarter decreased to $800.000, or 5.6% from the same period last year. This decrease resulted from a reduction in incentive compensation, offset by an increase in stock based compensation due to the higher stock price, and deferred compensation cost.

In the first quarter, our proxy contest negatively impacted expense by $500,000. Our expectation is that we will spend another $1 million to $1.5 million in proxy related expenses in the second quarter.

Next, depreciation and amortization expense declined by $1.3 million compared with the prior year period, primarily as a result of the sale of restaurants and real estate over the past year.

Operating gains, losses and other charges on a net basis, which reflect restructuring charges, exit costs, impairment charges and gains or losses in the sale of assets increased $100,000 in the quarter. This increase was primarily the result of a $300,000 decrease in gains on sale of Company restaurants and real estate, and a $200,000 increase in restructuring and exit costs due to a franchise closure. The decrease was offset by a $400,000 lower impairment loss driven by losses in the prior year quarter.

Operating income for the first quarter decreased $700,000 from the prior year period to $11.2 million despite a $28.2 million decrease in total operating revenue, attributable primarily to the sale of Company restaurants and negative same-store sales. Below operating income, interest expense for the first quarter decreased $2.1 million or 24.6% to $6.4 million as a result of the termination of our interest rate swap and a $52.9 million reduction in debt from the prior year period. Other non-operating income decreased $500,000 in the first quarter, primarily due to the recognition of gains and losses related to our interest rate swap.

Because of the significant impact to our P&L from non-operating, non-recurring or non-cash items, we give earnings guidance based on our internal profitability measure, adjusted income before taxes. We believe this measure best reflects the ongoing earnings of our business. Our adjusted income before taxes in the first quarter was $6.6 million, an increase of $2 million or 43% over the prior year period. To post a $2 million increase in adjusted operating income despite a significant revenue decline is testimony to the efficiency of our transitioning business model. We are pleased that we were able to generate adjusted income growth despite the difficult sales environment. We believe this success is a direct result of our FGI program, debt reduction efforts and cost containment activities.

Moving on to capital expenditures, our cash capital spending for the first quarter was $3.2 million, a decrease of $800,000 compared with the prior year period. As we reduce our Company restaurant portfolio and remain selective in our new restaurant investments, we expect capital to decrease year-over-year.

We reduced our outstanding debt by $5.2 million in the first quarter. We will continue to balance our debt reduction goals and our commitment to maintain ample liquidity cushion.

Our cash balance combined with access to our credit facility at the end of the first quarter provided us with ample liquidity of approximately $84 million. Given the challenging environment, we are very pleased to have reduced our debt by $278 million or 50% since mid 2006. This has driven our debt leverage ratio to 3.22 times, as compared to 5.18 times at the beginning of 2006. We have no material debt maturities in the near term, as a revolver is in place through December, 2011, and our term loan through March of 2012. Our senior notes mature afterwards in October of 2012.

Denny's ended the first quarter with a system mix of 85% franchise and license restaurants, and 15% Company restaurants. Denny's continues to have strong demand for Company restaurants. Denny's targeted portfolio mix is 90% franchise and 10% Company units. We anticipate achieving this goal through a combination of new franchise unit growth and select FGI transactions over the next couple of years.

Based on the year-to-date results and management's expectations at this time, Denny's reaffirms its previous financial guidance for the full year of 2010. This guidance does not include the potential impact of future restaurant openings in partnership with Flying J Travel Centers beyond the four the Company opened in the first quarter. However, once these stores are operating, we expect them to contribute on an annualized basis up to approximately 7% to 8% in incremental sales.

Denny's will update its full year guidance pending the FTC's final approval of the Pilot Travel Center and Flying J merger. We're also pleased to announce that Pinnacle Commercial Capital will provide third party financing for our franchisees for the Flying J conversions.

That wraps up my review of our first quarter results, so I'll now turn the call over to Deborah.

 Deborah Smithart-Oglesby - Denny's Corporation - Chairman of the Board

 Thank you, Mark. I'm pleased to join today's call to share some brief remarks at this important juncture for our Company. For those of you who I have not met, I joined the Denny's Board in 2003, and I've been the Board Chair since 2006. I have over 25 years of experience in the restaurant industry, including initial concept development, multi-unit growth, brand reenergizing, turn-arounds, franchising and international at companies that are well known, such as Brinker International and Noodles and Company.

Before we open up for Q&A, I wanted to take a few minutes to address our stockholders, because many of you have asked about the current proxy contest. Let me make it very clear to all of you that this path was not of our choosing, but the Board is responsible for protecting the interest of the Company's stockholders, and we firmly believe that we are upholding that responsibility by strongly opposing the three candidates that have been nominated by the Dissident group of hedge funds.

From the very beginning it was clear to us that this group was intent on waging a proxy contest, since it never formally contacted the Company prior to the filing and had still not responded to our communication to its members. This is despite the fact that Denny's has a very active investor relations program where Nelson, Mark and Enrique have spent countless hours at conferences, in one on one meetings and phone calls with both current and prospective stockholders. Instead, the Dissidents have chosen a highly public, costly and distracting process. They've also publicly criticized the franchise leadership of our independent Denny's Franchisee Association Board, the very livelihood of this brand.

There are a number of reasons why the Board has taken this position, and I believe we've detailed them in the various communications that have been issued and filed over the past few weeks. Most importantly I want to stress that we firmly believe none of the three Dissident candidates possesses sufficient relevant experience to bring value to the Board or to the Company, and the three nominees that they have specifically targeted, myself included, have far greater industry and relevant experience that will be essential to the Board and the Company at this time.

I would also point out that this is not just our opinion. The three leading independent proxy advisory firms have supported Denny's. Two of them did so unanimously. And while one recommended for one of the three Dissident nominees, we believe the clear consensus view of these independent organizations is that the Company's nominees have far more relevant experience to benefit the Board and the Company moving forward.

As your Board Chair, I want to emphasize that the Denny's Board of Directors is open to change, and we actively embrace new ideas and fresh perspectives. We have had a very dynamic Board membership over the years, adding about one new director per year during the last ten. And we frequently rotate the role of the Board Chair. The current Board is comprised of very talented, hard working, diverse, experienced members, and we regularly review our Board (inaudible) for opportunities for further improvement.

We know there is still much work to be done. And as Nelson described earlier, there are a number of initiatives to improve sales performance and our long-term profitability. But it's very important not to lose sight of the accomplishments that have been achieved. We have transformed a balance sheet saddled with more than $550 million in debt only four years ago, to less than $274 million at March 31, 2010. Our total debt level represents the Company's lowest level of debt since the mid 1980s. Our debt leverage has declined from five times to three times during this time frame. As a result, Denny's is in a stronger position to refinance its 2012 maturing bank and bond debt on terms that we believe will provide much greater flexibility to redirect cash flow towards stockholder-friendly activities.

Through our franchise growth initiative, FGI, we have sold 290 Company owned units at attractive multiples that have been accretive to Denny's earnings and have driven incremental restaurant new unit growth. This initiative has been complemented by a significant new growth opportunity with Pilot and the Flying J Travel Centers, which Nelson also talked about earlier.

We have been focused on reducing costs. We have reduced our general and administrative expense from $67 million in 2007 to around $57 million in 2009, or a net reduction of 15%. We've also taken out an additional $7.6 million, or 44% of our field supervisory costs since 2006, as we have reduced the number of Company operated stores. We're prudently managing shareholder capital as we dramatically reduce our capital expenditures, as we continue to complete this business model transition.

For the past three years, these actions have delivered consistent growth in restaurant count, profitability, free cash flow, return on assets and our margins. As an example, our return on assets have increased from 2.8% in 2000 to over 10% in the first quarter of 2010.

Lastly, your Board is a proactive Board. We have Board members who are actively involved in the financial restructuring of Denny's. We were actively involved in the development and implementation of FGI. We were involved in the difficult senior executive changes that occurred in this past year, and we have been very involved in the development of business strategies that have resulted in the Pilot and Flying J deal.

We also maintain active dialogue with our franchise community. In fact, I've been invited and attended numerous franchise meetings from their annual conventions to their franchisee Board meetings. We regularly review and scrutinize management's performance relative to our business and financial plan.

And, lastly, we regularly review our succession planning responsibilities to make sure that we have the right leadership to guide Denny's into the future.

I want to thank you for your time today. And with that, operator, we would like to open the session for questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Your first question comes from the line of Nicole Miller.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Hi, Nicole. Nicole?

Operator

 I do apologize. I show Nicole's line has disconnected. Your next question comes from the line of Mark Smith.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Great. Hi, Mark.

 Mark Smith - Feltl & Co - Analyst

 Hi, guys. Just a couple of quick questions. First on FGI pace, Mark, you had said that there's still pretty strong demand for some of these units. Should we read into no transactions happening during this quarter?

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 I'm sorry. What should you read into that, was that the question, Mark?

 Mark Smith - Feltl & Co - Analyst

 Yes. Is there anything that we should read into no FGI transactions in--.

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 No. Again, I think it's more timing than anything else. Obviously we pushed hard in the fourth quarter. But we continue to see strong demand. We are in negotiations on several possibilities. And again, our target is to be 90% franchise, which we believe is going to be accomplished through selected FGI as well as obviously new unit growth coming out of the franchise community. So we remain still very strong on FGI, and obviously the transformation of the model.

 Mark Smith - Feltl & Co - Analyst

 One housekeeping item just on the comps, can you talk about the shift in the Easter holiday and the impact that that had? Can you give us that number again, and I'm guessing we can assume the same thing just inverted here for Q2?

 Enrique Mayor-Mora - Denny's Corporation - IR

 Yes. That was about negative 40 basis points. Positive 40 basis points. I'm sorry. Positive 40 basis points in --.

 Mark Smith - Feltl & Co - Analyst

 Positive in Q1, so negative Q2.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Yes.

 Mark Smith - Feltl & Co - Analyst

 And then just lastly, a question on the same-store sales guidance, on maintaining that, just modeling that on a two-year cumulative basis, it looks like things were pretty good in Q1, and you guys have talked a little bit about getting sales momentum and things you think improving throughout the year, are we being conservative or any reason for being cautious in the same-store sales guidance?

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 No. This is Mark Wolfinger. Obviously our guidance when you look at the annual guidance reflects an improvement in trend as we go through the year versus the first quarter. And we continue to maintain that position.

 Mark Smith - Feltl & Co - Analyst

 Thank you.

Operator

 Your next question comes from the line of Steve Anderson.

 Steve Anderson - MKM Partners - Analyst

 Good afternoon.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Hey, Steve.

 Steve Anderson - MKM Partners - Analyst

 Looking at your food cost line, I noticed that you're about flat year-over-year. Have you provided any guidance on the full year on this line, and how much of your commodity basket have you purchased for this year?

 Enrique Mayor-Mora - Denny's Corporation - IR

 Two questions. The first one, have we provided guidance for the full year, no, we have not. We were pleased that we came in flat year-over-year in the first quarter. We have provided guidance in terms of what we expect commodities to be over the entire year, which is flat to maybe up one. That will give you some insight into the food cost. And in terms of what percent we're bought in, we're currently bought into, for the rest of the year, starting in April, so starting in the second quarter, we're bought into about 63% of our commodities at this point.

 Steve Anderson - MKM Partners - Analyst

 Okay. Thank you.

Operator

 Your next question comes from the line of Mark [Argento].

 Mark Argento Analyst

 Hi, good afternoon. Can you give me a little color on the pace of rollout once the Flying J acquisition gets past the DOJ-- how quickly you guys think you can ramp up into those units?

 Nelson Marchioli - Denny's Corporation - CEO & President

 This is Nelson. Could you repeat the question.

 Mark Argento Analyst

 Yes. The question is around the implementation of the Flying J units once the acquisition gets past the DOJ. What is your time frame there in terms of getting those all up and running?

 Nelson Marchioli - Denny's Corporation - CEO & President

 We would expect that we would begin that process, assuming we get the governmental approval, probably the middle of June. We'd probably be looking at about five conversions a week at that point in time, and allowing for holiday weeks and the like, probably looking at 20 weeks. So somewhere in the neighborhood plus or minus of about 100 conversions this year out of 140, plus the guidance we've already given for new store builds.

 Mark Argento Analyst

 And those are going to be under the franchise model, if I recall?

 Nelson Marchioli - Denny's Corporation - CEO & President

 Yes. They're probably, about 10% will be Company operated.

 Mark Argento Analyst

 Great. Then lastly, in terms of, you touched on it in your prepared remarks about being able to have some more flexibility in terms of shareholder-friendly or equity-friendly potential transactions going forward once the debt is potentially refinanced. Is there any specificity? Are you thinking share buyback, how do you balance that out with just continuing to pay down the debt load.

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 Mark , it's Mark Wolfinger. Clearly another part of our strategy here in our debt reduction efforts is to redo our capital structure, refinance our capital structure. And from a stockholder-friendly action standpoint, that obviously could include share buyback, it could include dividends. But clearly we are somewhat restricted today or we are restricted today, and we would like to see that in our new

 Mark Argento Analyst

 Great. Any specific plans in terms of trying to get the debt redone at this point?

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 I would tell you that we have ongoing discussions and clearly we're very focused on that. We recognize that our bonds are at par in October of 2010 but we haven't set a specific time frame but we are very focused on it.

 Mark Argento Analyst

 Great. Thank you very much.

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 Thank you.

Operator

 Your next question comes from the line of Nicole Miller.

 Nicole Miller Analyst

 Good afternoon. Sorry about the previous confusion. I want to understand the economics of the Denny's, at the Flying J conversions. If I understood correctly, did you say that would be a 7% to 8% sales lift, and if that's the case, what type of unit level economics is that based on?

 Mark Wolfinger - Denny's Corporation - CFO & CAO

 Sure, Nicole. It's Mark Wolfinger. The 7% to 8% sales lift specifically is the sales lift related to the overall size of our brand. So when you look at the 140-plus Flying Js and the AUVs, we anticipate it will be in that kind of a range on an annualized basis. So, again, total sales coming from those stores.

On the economics itself, I think as we mentioned, we're looking at an average conversion certainly on the first flour Flying Js that we did from a Company perspective in the mid five hundreds. So call it $550,000. Those stores have been running around $30,000 a week in sales. And overall from a P&L standpoint, at least what we've experienced with Pilot, is better flow through on a P&L standpoint because of the relationship with utilities, security cam, things like that that are shared. So we've been seeing something or we anticipate seeing something in the 100 to 200-basis point improvement as far as flow through.

 Nicole Miller Analyst

 Great. And then, it just strikes me when you have the conversation about Denny's, the platform on the $2/$4/$6/$8 approach, that the second piece of that would be the convenience equation. And certainly Flying J answers that to some degree. But just in some of the legacy restaurants, as you become more competitive on price, I think it's a strong position within the overall casual dining. So what can you do to address convenience? Would you entertain things like to-go parking up front or anything of that nature?

 Nelson Marchioli - Denny's Corporation - CEO & President

 Nicole, it's Nelson. We have already implemented in many of our locations to-go parking at our restaurants. And in fact, this $2/$4/$6/$8 menu actually enables us to even focus more on portable items. And we'll be refreshing those items on an ongoing basis. Our next refresh will be the latter part of August. And we are, in fact, addressing lower priced, fast to-go items on that menu.

 Nicole Miller Analyst

 Thank you.

 Nelson Marchioli - Denny's Corporation - CEO & President

 Thank you.

Operator

 And there are no further questions at this time.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Thank you, Dawn. That concludes, -- actually there is one more question here I can see. Do you want to allow one more question.

Operator

 Your question comes from the line of Michael Gallo.

 Michael Gallo - CL King & Associates - Analyst

 Hi. Good afternoon. Yes, I have some technical difficulties there. The question I have is, I guess when I look over the last couple of years, you have certainly done a good job of deleveraging the balance sheet, transitioning to a model that generates a significant amount of free cash. But the part that has really been missing has been sustainable improvement or driving of guest counts and comps, even in light of the competitive environment.

Now, I was wondering, obviously $2/$4/$6/$8 is helping. There isn't a silver bullet. I was wondering if the Company plans a shift in strategy more towards affordability as opposed to, I think if I look at the promotions the last couple of years it was more driven off of value, and by value I mean a lot of food at a certain price point. And whether we should expect $2/$4/$6/$8 to be the beginning of that transition or just something you see as an additional menu platform that the consumer can use? Thank you.

 Nelson Marchioli - Denny's Corporation - CEO & President

 Thank you, Mike. It's Nelson. Clearly we are embarking ing upon, with $2/$4/$6/$8, an affordability strategy. That's exactly the direction that we're going in. Which is going to be a combination, and I couldn't pick better words than you did, $2/$4/$6/$8 is not a silver bullet, but it is foundational. It is a platform. And we will very definitely be looking for, as we've stated before, limited time offer items that really incorporate taste and quality to give a balance to our consumers. Many of our consumers very much want that value proposition to reach that affordability level.

But we still have folks, on the weekend in particular, that are looking for that breakfast sweet savory indulgence. And we plan to satisfy that with an array of new products. In fact, working closely with our franchisees, we actually have developed an entire -- actually it's over a year's calendar of new product introductions that not only will address $2/$4/$6/$8 but also address affordable limited time offers. Thank you for your question.

 Michael Gallo - CL King & Associates - Analyst

 Thank you.

Operator

 There are no further questions at this time.

 Enrique Mayor-Mora - Denny's Corporation - IR

 Okay. Well, thank you for joining us on our call today. I am available after the call for any follow-up questions. Thank you, and have a great evening.

Operator

 This concludes today's conference call. You may now disconnect.

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